Exhibit 11.1

Wilmar Industries, Inc.
Statement regarding Computation of Net Income Per Share

PRIMARY EARNINGS PER SHARE

                                                  Three Months     Three Months     Six Months       Six Months
                                                     Ended            Ended            Ended            Ended
                                                  June 30, 1995    June 28, 1996   June 30, 1995    June 28, 1996
                                                  -------------   --------------   -------------    -------------

Income Before Income Taxes                         $1,149,781      $ 2,004,374        2,119,056       $3,629,986

Provision for Income Taxes (2)                        461,000          786,000          850,000        1,452,000
                                                   -----------     -----------       ----------       -----------

Net Income (2)                                     $  688,781      $ 1,218,374       $1,269,056       $2,177,986
                                                   ===========     ===========       ==========       ==========

Weighted Average Shares Outstanding                 5,320,000       10,374,545        5,488,000        9,672,526

Common Shares Equivalents:
   Preferred Stock                                  2,182,466                         1,450,222          390,486

Items issued within one year of IPO: (1)
   Common Stock                                                                       1,025,000
   Stock Options                                     172,327           286,411          172,327          245,771
                                                   -----------     -----------       ----------       -----------
Total Weighted Average Shares Outstanding           7,674,793       10,660,956        8,135,549        10,308,783
                                                   ==========      ===========       ==========       ===========

Net Income Per Share (2)                            $    0.09      $      0.11       $     0.16       $      0.21
                                                    ==========      ==========       ==========       ===========


(1) Common stock issued and stock options granted at prices lower than the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented (see Notes 2 and 4).

(2) The provision for income taxes, net income, and net income per share amounts reflected for the period ended March 31, 1995 represent pro forma amounts as if the Company had been subject to federal and state income taxation as a C Corporation since inception.

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.